AUDIOVOX CORPORATION SETS RELEASE DATE FOR ITS TRANSITION PERIOD RESULTS

HAUPPAUGE, NY -- MARCH 28, 2006 -- Audiovox Corporation (NASDAQ: VOXX), today announced that it would be reporting its results for the three-month transition period ended February 28, 2006 on Monday, April 10th and hosting its conference call on Tuesday, April 11th at 10:00 a.m. EST.

As previously disclosed in the Company's last earnings report, Audiovox Corporation will be changing its fiscal year end from November 30th to February 28th. The Company had previously indicated that it would be filing a Form 10-K for the transition period. However, after evaluating the internal resources and requirements necessary for the transition period, the Company has decided to file the transition report for the change in year end on Form 10-QT.

Interested parties can participate on the conference call by logging onto the Audiovox website at http://www.audiovox.com under "Investor Relations". For those who will be unable to participate on the call, a replay has been arranged and will be available approximately one hour after the call has been completed and will last for one week thereafter.

                          REPLAY NUMBER: (888) 286-8010
                   INTERNATIONAL REPLAY NUMBER: (617) 801-6888
                             ACCESS CODE: 819305716

Audiovox Corporation is a leading international distributor and value added service provider in the electronics industry. The Company services the consumer electronics and 12-Volt markets and conducts its business through subsidiaries marketing its products both domestically and internationally under its own brands, which include Audiovox, Jensen, Advent, Phase Linear, Code Alarm, Acoustic Research among others. It also functions as an OEM (Original Equipment Manufacturer) supplier to several customers. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended November 30, 2005.

INVESTOR RELATIONS CONTACT:
Glenn Wiener
GW Communications
(212) 786-6011 or gwiener@GWCco.com

                                  EXHIBIT 99.1